CONFIDENTIAL EX-10.46

Certain confidential information contained in this document, marked by [**], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

FIRST AMENDMENT SUBLEASE

This FIRST AMENDMENT TO SUBLEASE (this **"First Amendment")** is made and entered into as of the 19th day of July, 2022, by and between MAKY ZANGANEH & ASSIOCIATES INC., a California corporation (hereinafter called **"Sublandlord"),** and SUMMIT THERAPEUTICS SUB, INC., a Delaware corporation **(hereinafter called "Subtenant").**

RECITALS:

A. Whereas Sublandlord and Subtenant entered into that certain Sublease dated 1st March 2021 (the **"Sublease"),** whereby Sublandlord leased to Subtenant and Subtenant leased from Sublandlord a certain portion of the 4,960 feet of the space (the **"Premises")** commonly known as Suite 106, which is leased to Sublandlord, more specifically approximately 4,500 square feet of the Premises (hereinafter call the "Sublease Premises") located on the first (1st) floor of that certain office building located at 2882 Sand Hill Road, Menlo Park, California (the **"Building").**

B. Sublandlord and Subtenant desire to extend the Term of the Sublease, and to make other modifications to the Sublease, and in connection therewith, Sublandlord and Subtenant desire to amend the Sublease as hereinafter provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. **Capitalized Terms.** All capitalized terms when used herein shall have the same meaning as is given such terms in the Sublease unless expressly superseded by the terms of this First Amendment.

2. **Sublease Term.** Sublandlord and Subtenant acknowledge that the Term of the Sublease is currently scheduled to expire on September 30, 2022. Sublandlord and Subtenant hereby agree to extend the Term of the Lease for a period of thirty-nine (39) months, from October 1, 2022 through December 31, 2025. The period of time commencing on October 1, 2022 and terminating on December 31, 2025, shall be referred to herein as the **"Extended Term."**

3. **Rent.** Prior to October **1,** 2022, Subtenant shall continue to pay Rent for the Premises in accordance with the terms of the Sublease. Commencing on October 1, 2022, and continuing throughout the Extended Term, Subtenant shall pay to Sublandlord monthly installments of Base Rent for the Premises as follows:

Period	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot
October 1, 2022 - September 30, 2023	[**]	[**]
October 1, 2023 - September 30, 2024	[**]	[**]
October 1, 2024 - September 30, 2025	[**]	[**]
October 1, 2025-December 31, 2025	[**]	[**]

1

2 Sublandlord will invoice Subtenant monthly, via email, at least 14 days prior to the due date of sublease payment, with instructions to pay the Landlord, Sand Hill Commons REIT, Inc. directly, including relevant bank instructions for wiring funds. Subtenant agrees to pay rent directly to the Landlord, Sand Hill Commons REIT, Inc. no later than the 1st of each month. 4. Abated Base Rent. Provided that Subtenant is not then in default of the Sublease (as amended), Subtenant shall not be obligated to pay the Base Rent otherwise attributable to the Premises (the "Rent Abatement") during the calendar months of October 2022, November 2022 and December 2022 (the "Rent Abatement Period"). Sublandlord and Subtenant acknowledge that the aggregate amount of the Rent Abatement equals [**] (i.e., [ * * ] per month). Subtenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Subtenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Sublease (as amended). If Subtenant shall be in default under the Sublease (as amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Sublease (as amended), then Sublandlord may at its option, by notice to Subtenant, elect, in addition to any other remedies Sublandlord may have under the Sublease (as amended), one or both of the following remedies: (i) that Subtenant shall immediately become obligated to pay to Sublandlord all Base Rent abated hereunder during the Rent Abatement Period, with interest as provided pursuant to the Sublease (as amended) from the date such Base Rent would have otherwise been due but for the abatement provided herein, or (ii) that the dollar amount of the unapplied portion of the Rent Abatement as of such default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Extended Term and Subtenant shall immediately be obligated to begin paying Base Rent for the Premises in full. 5. Subtenant's Share of Building Direct Expenses. Subtenant shall continue to be obligated to pay Subtenant's Proportionate Share (which is [**]) of Sublandlord’s Proportionate Share of Operating Costs (“Additional Rent”) allocable to the Building in connection with the Premises, which arise or accrue prior to October 1, 2022, in accordance with the terms of the Sublease. Effective as of October 1, 2022, and continuing throughout the Extended Term, the Base Year with respect Operating Costs arising or accruing thereafter shall be the calendar year 2022. Subtentant shall pay the prorata share (which is [**]) of Sublandlord’s Additional Rent within ten (10) days of receipt of such accounting of costs. 6. Other Expenses. In addition, to the Base Rent and Additional Rent, Subtenant shall promptly pay to Sublandlord (i) any amounts due as a result of Subtenant’s request, including , but not limited to costs incurred for after hours HVAC use pursuant to the terms of the Master Lease (ii) a proportionate amount of Sublandlord’s cable, internet and phone costs and office supplies (if Subtenants uses Sublandlord’s services); and (any amount due to compensate Sublandlord for damages resulting from the negligent or willful misconduct of Subtenant (“Additional Costs”). 7. Improvements. Except as specifically set forth in the Work Letter attached hereto as Exhibit A, there are no obligations of the Landlord to provide or pay for any improvement work or services related to the improvement of the Premises as to the Tenant, and Subtenant shall continue to accept the Lease Premises in its presently existing, "as-is" condition. For purposes of clarity, the Landlord has no obligations to Subtenant whatsoever as to improvements to the Sublease Premises. 8. No Brokers. Sublandlord and Subtenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First CONFIDENTIAL

3 Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of the term of the Sublease, as hereby amended. 9. Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument. Delivery by facsimile, or e-mail of a PDF copy, or by using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), of a counterpart of this First Amendment executed by Sublandlord or Subtenant shall constitute delivery by such party of such party's executed counterpart of this First Amendment. 10. Effectiveness of Agreement. In no event shall any draft of this First Amendment create any rights, obligations or liabilities, it being intended that only a fully executed and delivered copy of this First Amendment will bind the parties hereto. 11. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Sublease shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Sublease and the terms of this First Amendment, the terms of this First Amendment shall control. The provisions of the Sublease, as amended and supplemented by this First Amendment, are hereby ratified and confirmed by Subtenant and Sublandlord in all respects. [continued on the following page CONFIDENTIAL

4 IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written. "SUBLANDLORD" Maky Zanganeh & Associates a California corporation "SUBTENANT" By: /s/ Maky Zanganeh Dated 7/25/2022____ Name:________________________________ Title: _________________________________ SUMMIT THERAPEUTICS SUB, INC a Delaware corporation By:_/s/Ankur Dhingra_____Dated 7/25/2022__ Name: ________________________________ Title: _________________________________ CONFIDENTIAL

Exhibit A EXHIBIT A TENANT WORK LETTER Except as specifically set forth herein, Sublandlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Subtenant shall accept the Premises in its presently existing, "as-is" condition. Notwithstanding the foregoing, Landlord has agreed with Tenant, at Landlord's sole cost and expense, to (i) install new carpet throughout the Premises, (ii) repaint the interior walls of the Premises, and (iii) other minor cosmetic improvements as may be mutually agreed upon by Landlord and Tenant (the "Tenant Improvements") if Tenant so elects; provided, however, in no event shall the cost to construct such Tenant Improvements exceed, in the aggregate, an amount equal to [ * * ] (i.e., [ * * ] for each of the [**] rentable square feet of the Premises) (the "Tenant Improvement Allowance") and the work is completed prior to December 31, 2022. In the event that Tenant elects to proceed with the Tenant Improvements and the Landlord reasonably determines the total cost to construct the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall pay the amount of such excess to Landlord within [**] days following written demand by Landlord. Subtenant agrees, in the event, the total cost to construct the Tenant Improvements shall exceed the Tenant Improvement Allowance, to pay its pro-rata share of such cost to the Tenant for the Tenant Improvements, i.e., [**] of such costs within [**] days following written demand by Sublandlord. For purposes of this paragraph, "cost" shall be the actual cost to Landlord of performing Tenant Improvements including, without limitation, design, permitting, construction of the Tenant Improvements, plus a construction management fee determined in accordance with the terms in Section 7.6 of the M aster Lease . If, however, the cost of the Tenant Improvements is less than the Tenant Improvement Allowance, and there is no then existing Event of Default by Subtenant under the Sublease (as amended), then Subtenant may elect, by written notice to Sublandlord for Sublandlord to provide Subtenant with a pro-rata credit (the "Pro-rata Base Rent Credit") against the payment(s) of Base Rent next due and owing for the Premises in an amount equal to the pro-rata difference between the Tenant Improvement Allowance and the cost. Any pro-rata portion of the Tenant Improvement Allowance remaining after December 31, 2022 shall remain with Landlord and/or if applicable to the Sublandlord and Subtenant shall have no right or claim to the same against the Landlord or Sublandlord. Since Subtenant is currently occupying the Sublease Premises, during the Tenant Improvements, and therefore receives the benefits of such Tenant Improvements, Subtenant hereby agrees that the construction of the Tenant Improvements shall in no way constitute a constructive eviction of Subtenant nor entitle Subtenant to any abatement of rent. Neither the Landlord nor the Sublandlord shall have any responsibility or for any reason be liable to Subtenant for any direct or indirect injury to or interference with Subtenant's business arising from the Tenant Improvements, nor shall Subtenant be entitled to any compensation or damages from Sublandlord for loss of the use of the whole or any part of the Sublease Premises or of Subtenant's personal property or improvements resulting from the Tenant Improvements. Confidential